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DOLLAR GENERAL REPORTS INCREASED FEBRUARY SALES;

OPENS 119 NEW STORES

GOODLETTSVILLE, Tenn. – March 4, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the February four-week period ended February 27, 2004, equaled $533.9 million compared with $476.3 million last year, an increase of 12.1 percent. Same-store sales for the February period increased 3.8 percent compared with a 2.5 percent increase in the prior year February period.  The average customer purchase in February was approximately $8.50 compared to $8.54 in the same period last year.  Customer transactions in same-stores increased approximately 4.7 percent.

February sales by major merchandise category are as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	65%	64%	+5%
Seasonal	14%	14%	+3%
Home Products	12%	13%	-3%
Basic Clothing	9%	9%	+4%

New Store Openings

The Company opened 119 stores in the four-week period ended February 27, 2004.   The 119 newest store locations include 15 in Alabama; one in Arkansas; six in Florida; five in Georgia; five in Illinois; three in Indiana; one in Iowa; 11 in Louisiana; six in Michigan; two in Mississippi; five in Missouri; 10 in North Carolina; one in Nebraska; three in New Mexico; nine in New York, eight in Ohio; one in Oklahoma; three in Pennsylvania; four in South Carolina; three in Tennessee; 10 in Texas; four in Virginia; one in Wisconsin; and two in West Virginia.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the year ended January 30, 2004 on Monday, March 15, 2004. The Company will host a conference call on Monday, March 15, 2004, at 10 a.m. EST to discuss the year’s results.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EST on Monday, March 29, online or by calling (334) 323-7226.  The access code for the replay is 40954 and the pass code is 86362.

Dollar General is a Fortune 500® discount retailer with 6,817 neighborhood stores as of February 27, 2004.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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